Exhibit 10.35

PRUDENTIAL SUPPLEMENTAL

RETIREMENT PLAN

(Amended and restated effective as of January 1, 2009,

except as otherwise provided herein)

The Prudential Supplemental Retirement Plan (the “Plan”) has been established by The Prudential Insurance Company of America, effective January 1, 1996, for the purpose of providing unfunded supplemental retirement benefits for certain eligible employees (and their beneficiaries) that cannot be provided by the Retirement Plan (as defined below) because of limits imposed by the Internal Revenue Code (“Code”). The Plan provides Participants (and their beneficiaries) with one or more of the following categories of benefits: (a) Supplemental Benefits (i.e., excluded compensation benefits, excess benefits, and deferred compensation benefits); (b) Special Early Retirement Benefits; (c) Death Benefits; and (d) ad hoc cost of living adjustments.

The portion of the Plan that provides excess benefits (i.e., benefits that, pursuant to Code section 415, may not be provided under a tax-qualified retirement plan) is intended to be, and shall be administered as, an excess benefit plan within the meaning of section 3(36) of ERISA (as defined below). The remainder of the Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA.

The Plan, as restated as of January 1, 1996, was a restatement of that portion of the prior programs that related to benefits under the Retirement Plan. That portion of the prior programs that related to benefits under the Canadian Retirement Plan was not affected by the restatement. Amounts accrued, but not yet paid under the prior programs on December 31, 1995, that were related to benefits under the Retirement Plan shall be paid under this Plan; provided that Participants who incurred a Termination of Employment prior to January 1, 1996 shall receive benefits in accordance with the terms of the prior programs in effect at such Termination of Employment.

The Plan, as restated as of January 1, 2001, is a restatement that reflects certain changes to the Retirement Plan, including implementation of a cash balance formula with respect to new hires and rehires on and after January 1, 2001, and implementation of an elective cash balance formula with respect to Eligible Employees who were employed on December 31, 2000, had accrued Benefits under the Prudential Traditional Retirement Plan, remained Employees through January 1, 2002, and elected to participate in the Prudential Cash Balance Plan. Amounts accrued, but not yet paid on December 31, 2000, that were related to benefits under the Prudential Traditional Retirement Plan shall be paid under this Plan; provided that Participants who incurred a Termination of Employment prior to January 1, 2001 shall receive benefits in accordance with the terms of the Plan in effect at such Termination of Employment.

The Plan, as restated as of June 30, 2003, reflects authorized changes to The Prudential Merged Retirement Plan effective through June 30, 2003 that affect the Plan and certain administrative changes or clarifications that have an insubstantial financial effect on Plan benefits and expenses.

The Plan, as restated as of December 1, 2003, and as further amended (collectively, the “December 1, 2003 Restatement”), reflected benefit payment changes needed to ease administration of tax withholding and reporting. The terms and conditions of the December 1, 2003 Restatement, to the extent such terms and conditions were applied in reasonable good faith compliance with Section 409A, govern the determination and the time and form of benefits payable to Participants (and their Beneficiaries) who either: (a) incurred a Termination of Employment during the period from December 1, 2003 to December 31, 2004 or (b) incurred a Termination of Employment after 2004 and commenced receiving payment of their benefits under the Plan prior to January 1, 2009.

The Plan, as restated effective as of January 1, 2009, reflects design changes authorized and intended to comply with Section 409A. Notwithstanding any other provision contained herein, this Plan shall be interpreted, operated and administered in a manner consistent with this intention. The restated Plan, as set forth herein, shall govern the determination and the time and form of benefits payable to Participants and their Beneficiaries who incurred a Termination of Employment after 2004 and have not commenced receiving payment of their benefits under the Plan prior to January 1, 2009 (i.e., excluding those who did not accrue any Benefits after December 31, 2004).

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Article I

DEFINITIONS

The following terms shall have the meanings hereinafter set forth. Other terms that are capitalized in the Plan shall be defined in the same manner as they are defined in the Retirement Plan.

1.01 “Actuarial Equivalent” or “Actuarially Equivalent” means the equality of value as defined in the applicable component of the Retirement Plan.

1.02 “Agent” means a Prudential Representative or Special Agent, as such terms are defined in the Retirement Plan.

1.03 “Annuity Form” means the annuity form of payment set forth in Section 5.05.

1.04 “Beneficiary” means the natural, living person or persons determined in accordance with this Section 1.04 entitled to receive benefits payable under this Plan at the Participant’s death. In the event a Participant is married at the time of death, the Beneficiary shall be his or her spouse. Otherwise, the Beneficiary shall be the individual designated by the Participant by proper written request to the Company in accordance with the rules and procedures established by the Committee to receive death benefits under the Plan. In the event a Participant is unmarried and has not designated a Beneficiary under the Plan or the designated Beneficiary predeceases the Participant, the Beneficiary shall be: (a) the Participant’s child, or if there is more than one, each child, equally; (b) if there are no children, the Participant’s parent or parents, equally; or (c) if there are none of the foregoing, the Participant’s sibling, or if more than one, each sibling, equally. In the event that a deceased unmarried Participant is not survived by a child, parent or sibling, as provided in the immediately preceding sentence, no benefit shall be payable from this Plan in respect of such Participant.

1.05 “Benefits” means the Supplemental Benefits and Special Early Retirement Benefits, if any, payable to a Participant in accordance with Article V of the Plan.

1.06 “Board of Directors” means the Board of Directors of the Company.

1.07 “Canadian Retirement Plan” means The Prudential Insurance Company of America and Participating Affiliated Companies 1976 Retirement System for Canadian Employees, a defined benefit retirement plan maintained by the Company.

1.08 “Code” means the Internal Revenue Code of 1986, as amended.

1.09 “Committee” means the Prudential Administrative Committee described in section 2413 of the Prudential Traditional Retirement Plan.

1.10 “Company” means The Prudential Insurance Company of America.

1.11 “Controlled Group” means the Company and (a) each corporation which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) which includes the Company, (b) each trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Code section 414(c), (c) each organization included in the same affiliated service group (within the meaning of Code section 414(c)) as the Company, and (d) each other entity required to be aggregated with the Company pursuant to regulations promulgated under Code section 414(o). Any such entity shall be treated as part of the Controlled Group only for the period while it is a member of the controlled group or considered to be in a common control group.

1.12 “Date of Hire” means the date of a Participant’s first day of employment (including as an Agent) with the Company or any member of the Controlled Group.

1.13 “Death Benefits” means benefits that are payable upon the death of a Participant in accordance with Article VI of the Plan.

1.14 “Deferred Compensation Plan” means the Prudential Consolidated Deferred Compensation Plan, the Deferred Compensation Plan effective January 1, 2000, and any subsequent plans maintained by the Company for the purpose of (a) providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA, and (b) permitting such employees to defer a portion or all of certain specified bonuses to a specified date or occurrence.

1.15 “Determination Date” means, solely for purposes of calculating the amount of any Benefits under the Plan, the Payment Date set forth in Article V; provided, however, such date shall be determined without regard to any 6-month delay in the event such Payment Date is based on the date of a Participant’s Separation from Service.

1.16 “Early Retirement Date” means the Early Retirement Date, as defined in the Retirement Plan.

1.17 “Employee” means a Home Office Employee or Agent.

1.18 “Employer” means the Company and each Participating Affiliated Company in the Retirement Plan.

1.19 “Employment Classification” means the classification of a Participant as an Agent or Home Office Employee on the books and records of the Employer as of the Status Date.

1.20 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.21 “Grandfathered Employee” means an Employee with the right to receive a Grandfathered Minimum Benefit under the Prudential Cash Balance Plan.

1.22 “Home Office Employee” means an Office Employee or Agency Distribution Field Management Employee, as such terms are defined in the Retirement Plan.

1.23 “Mandatory Payment Date” means one specified date that shall be determined by the Committee for each Participant on the basis of the Participant’s Employment Classification, as set forth below:

(a) For each Home Office Employee, the first of the month on or following the date such individual attains age sixty-five (65);

(b) For each Agent with accrued Benefits under the Prudential Cash Balance Plan, the first of the month on or following the date such individual attains age sixty-five (65); or

(c) For each Agent with accrued Benefits under the Prudential Traditional Retirement Plan, the first of the month on or following the date that is the earlier of: (1) the date such individual attains age sixty-five (65); or (2) the later of: (i) the date such individual attains age sixty (60); or (ii) the date that is the thirtieth (30th) anniversary of the Status Date (as adjusted below); provided, however, for purposes of determining the specific anniversary date in this Section 1.23(c)(2)(ii), for each Participant hired prior to January 1, 2008, each of such Participant’s years of Service (as defined in the Retirement Plan) determined under the Retirement Plan as of January 1, 2008, shall count to reduce the number of anniversaries required above.

For example, if the Participant has 10 years of Service under the Retirement Plan on the Status Date (e.g., January 1, 2008), the date under this Section 1.23(c)(2)(ii) shall be adjusted to the twentieth (20th) anniversary of the Status Date.

1.24 “Original Payment Form” means the form of payment specified in Article V that would have been applicable to the Participant assuming that the Participant’s Determination Date was the Status Date.

1.25 “Participant” means an individual who has accrued benefits under Article II or Article III. An individual shall be a Participant only with respect to those benefits for which the individual satisfies applicable eligibility requirements. A Participant also includes an individual who has previously accrued Benefits under the terms of the Plan, but has not yet received all such accrued benefits.

1.26 “Payment Date” means the date for payment set forth in Section 5.01.

1.27 “Plan” means this Prudential Supplemental Retirement Plan, as amended from time to time.

1.28 “Prudential Cash Balance Plan” means the Prudential Cash Balance Pension Plan Document, a component of the Prudential Merged Retirement Plan.

1.29 “Prudential Merged Retirement Plan” means The Prudential Merged Retirement Plan, a defined benefit retirement plan maintained by the Company.

1.30 “PSI Plan” means the Prudential Securities Incorporated Cash Balance Pension Plan Document, a component of the Prudential Merged Retirement Plan.

1.31 “Prudential Traditional Retirement Plan” means The Prudential Traditional Retirement Plan Document, a component of the Prudential Merged Retirement Plan.

1.32 “Retirement Plan” means the Prudential Cash Balance Plan and the Prudential Traditional Retirement Plan, components of the Prudential Merged Retirement Plan.

1.33 “Section 409A” means Code section 409A and applicable guidance issued thereunder.

1.34 “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Section 409A.

1.35 “Senior Vice President” or “SVP” means the most senior vice president of Corporate Human Resources of the Company (or the successor to his or her Human Resource duties).

1.36 “Special Early Retirement Benefits” means benefits accrued by Participants in accordance with Article III of the Plan.

1.37 “Status Date” means the later of: (1) January 1, 2008 or (2) the Participant’s Date of Hire.

1.38 “Supplemental Benefits” means benefits accrued by Participants in accordance with Article II of the Plan.

1.39 “Termination of Employment” means the voluntary or involuntary termination of employment with the Controlled Group for any reason, including death.

1.40 “Transition Election” means an election to change the form of payment made by a Participant during the good faith transition period provided under Section 409A; provided, however, that in order to be given effect under the Plan, any such election must be made on or before December 31, 2008, in accordance with procedures and distribution rules established by the Committee for such elections, which procedures and distribution rules shall comply with the requirements for transition period elections under Section 409A.

Article II

SUPPLEMENTAL BENEFITS

2.01 Eligibility. Each participant in the Retirement Plan who satisfies one or more of the following requirements is a Participant eligible to accrue Supplemental Benefits under this Article:

(a) a participant in the Retirement Plan whose retirement benefits under the Retirement Plan do not accrue or are reduced by reason of Code section 401(a)(17) (as reflected in the applicable provisions of the Retirement Plan);

(b) a participant in the Retirement Plan whose retirement benefits under the Retirement Plan do not accrue or are reduced by reason of Code section 415; or

(c) a participant in the Retirement Plan who defers payment of a portion of compensation from the Employer pursuant to (1) a Deferred Compensation Plan, or (2) effective January 1, 1989, the Prudential Supplemental Employee Savings Plan (or one of its predecessor plans, the Non-Qualified Deferred Compensation Plan) that would, but for the deferral of payment, constitute pensionable Earnings under the Retirement Plan (including any such compensation that would have constituted Earnings but would have exceeded the limit on compensation imposed by Code section 401(a)(17)).

2.02 Amount.

(a) If the Participant is to be paid in an Annuity Form, the amount of a Participant’s Supplemental Benefits under this Article II, shall be an amount equal to (c) plus (d) below, determined at the Determination Date based on the Original Payment Form and adjusted through Actuarially Equivalent factors to reflect the Annuity Form that is applicable to the Participant as of his or her Determination Date in accordance with the provisions of Article V hereof.

(b) If the Participant is to be paid in the form of a lump sum, the amount of a Participant’s Supplemental Benefits under this Article II shall be:

(1) For a Participant with accrued Benefits attributable to the Prudential Traditional Retirement Plan, the amount that is Actuarially Equivalent to an amount equal to the excess, if any, of (e) over (f) below based on the form of annuity that would apply to the Participant pursuant to Article V at the Determination Date, assuming the Participant had not elected a lump sum payment, determined at the Determination Date plus interest on that amount from the Determination Date at the rate used to determine the lump sum through the applicable Payment Date set forth in Article V; and

(2) For a Participant with accrued Benefits attributable to the Prudential Cash Balance Plan, the amount equal to the excess, if any, of (e) over (f) below on the applicable Payment Date set forth in Article V.

(c) Lifetime Benefit. The excess, if any, of (e) over (f) below, calculated based on the benefits payable after age 65.

(d) Temporary Benefit. The excess, if any, of (e) over (f) below, calculated based on the benefits payable before age 65, less the amount in (c) above, adjusted to be Actuarially Equivalent to a single life annuity.

(e) Hypothetical Total Benefit. Such Participant’s hypothetical retirement benefits that would be payable under the Retirement Plan: (1) without regard to the limit on compensation imposed by Code section 401(a)(17) (as reflected in the applicable provisions of the Retirement Plan); (2) without regard to the limits on benefits imposed by Code section 415(b) (as reflected in the applicable provisions of the Retirement Plan); (3) without regard to the “QSERP Accrued Amount” under subsection 806(a) of the Prudential Traditional Retirement Plan, the “QSERP Pension Formula Amount” under subsection 806(b) of the Prudential Traditional Retirement Plan, and the “QSERP Enhanced Pension Benefit” under Section 2804 of the Prudential Traditional Retirement Plan (or any other amount determined with reference to them); (4) without regard to the “QSERP Credit Account” as defined in Section 3.1(e) of the Prudential Cash Balance Plan, the “QSERP Accrued Amount”, the “QSERP Enhanced Pension Benefit”, and the “QSERP Pension Formula Amount” in Section 1.44 of the Prudential Cash Balance Plan (or any other amount determined with reference to them); (5) by including as pensionable Earnings the amount of the deferred compensation under the Deferred Compensation Plan and the Prudential Supplemental Employee Savings Plan that would, but for the deferral of payment, constitute pensionable Earnings under the Retirement Plan (including such compensation that would have constituted Earnings had it not exceeded the limit on compensation imposed by Code section 401(a)(17) and determined without regard to the limits on benefits imposed by Code section 415(b)); and

(f) Hypothetical Qualified Benefit. Such Participant’s retirement benefits that would be payable under the Retirement Plan.

Article III

SPECIAL EARLY RETIREMENT BENEFITS

3.01 Eligibility. Each participant in the Retirement Plan (a) who is entitled, under the terms of the Retirement Plan, to a benefit payable under the Prudential Traditional Retirement Plan or to a Subsidized Grandfathered Minimum Benefit payable under the Prudential Cash Balance Plan, (b) who retires directly from Employer service as an Office Employee on or after the first day of the month on or coinciding with or next following such Participant’s fifty-ninth (59th) birthday, (c) who could complete twenty-five (25) years of Continuous Service for the Employer before the first day of the month on or coinciding with or next following such Participant’s sixty-fifth (65th) birthday, and (d) whose last three consecutive years of Continuous Service were at a Job Grade under the Prudential Compensation Plan from 1 through 6 and/or a rank no lower than that of departmental vice president or managing director, or the equivalent of such grade or rank, is a Participant eligible to accrue Special Early Retirement Benefits under this Article. For a Participant in the Prudential Cash Balance Plan to receive such Special Early Retirement Benefits, the Participant must commence his or her Subsidized Grandfathered Minimum Benefit under the terms of the Prudential Cash Balance Plan in the Annuity Form.

3.02 Amount. The amount of a Participant’s Special Early Retirement Benefits, in the case of a Participant who retires before his or her Normal Retirement Date, shall be:

(a) If the Participant is to be paid in an Annuity Form, an amount equal to the excess, if any, of (c) over (d) below, determined at the Determination Date based on the Original Payment Form and adjusted through Actuarially Equivalent factors to reflect the Annuity Form that is applicable to the Participant as of his or her Determination Date in accordance with the provisions of Article V hereof;

(b) If the Participant is to be paid in the form of a lump sum:

(1) For a Participant with accrued Benefits attributable to the Prudential Traditional Retirement Plan, the amount that is Actuarially Equivalent to an amount equal to the excess, if any, of (c) over (d) below (but without adjustment for Actuarial Equivalence for any temporary benefits under the Prudential Traditional Retirement Plan) to the form of annuity that would apply to the Participant pursuant to Article V at the Determination Date, assuming the Participant had not elected a lump sum payment, determined at the Determination Date, plus interest on that amount from the Determination Date at the rate used to determine the lump sum through the applicable Payment Date set forth in Article V; and

(2) For a Participant with accrued Benefits attributable to the Prudential Cash Balance Plan, zero.

(c) Such Participant’s accrued Benefits after age 65 attributable to the Prudential Traditional Retirement Plan or Subsidized Grandfathered Minimum Benefit attributable to the Prudential Cash Balance Plan, accrued temporary benefits attributable to the Prudential Traditional Retirement Plan or Subsidized Grandfathered Minimum Benefit attributable to the Prudential Cash Balance Plan (adjusted to be Actuarially Equivalent to a single life annuity), and accrued Benefits under Article II of this Plan without reductions for early commencement of benefits, multiplied by the applicable adjustment factor in paragraphs (1), (2) or (3) set forth below:

(1) if the Participant retires on or after the first day of the month on or following the date he or she has both completed twenty-five (25) year of Continuous Service with the Employer and attained age sixty (60), the adjustment factor used in determining such benefits shall be equal to 1.00;

(2) if the Participant retires on or after the first day of the month on or following the date he or she attains age sixty (60) and before he or she has completed twenty-five (25) years of Continuous Service with the Employer, the adjustment factor used in determining such benefits shall be equal to 1.00, reduced by 5/9 of 1.00% for each full month by which the Participant’s Determination Date precedes the first day of the month on or following the date such Participant would have completed twenty-five (25) years of Continuous Service with the Employer; or

(3) if the Participant retires on or after the first day of the month on or following the date he or she attains age fifty-nine (59) and prior to the first day of the month on or following the date he or she attains age sixty (60), the adjustment factor used in determining such benefits shall be equal to 1.00,

(i) reduced by 5/9 of 1.00% for each full month by which the Participant’s Determination Date precedes the first day of the month on or following the date such Participant would have completed twenty-five (25) years of Continuous Service with the Employer, but excluding any full months by which the Participant’s Determination Date precedes the first day of the month on or following attainment of age sixty (60), and

(ii) further reduced for each remaining full month, if any, by which the Participant’s Determination Date precedes the first day of the month on or following attainment of age sixty (60) by one-twelfth of the excess of: (A) the adjustment factor set forth in subparagraph (i) above, over (B) the adjustment factor applicable at age fifty-nine (59) under the Prudential Traditional Retirement Plan; and

(d) Such Participant’s accrued early retirement benefit after age 65 under Article XI of the Retirement Plan (or any successor provision) or Subsidized Grandfathered Minimum Benefit payable at early retirement under the Prudential Cash Balance Plan, accrued temporary benefits under the Prudential Traditional Retirement Plan or Subsidized Grandfathered Minimum Benefit under the Prudential Cash Balance Plan (adjusted to be Actuarially Equivalent to a single life annuity), and such Participant’s accrued Benefits under Article II of this Plan (as adjusted to reflect the early commencement of benefits).

Article IV

DUAL BENEFITS

4.01 Applicable Provisions. If a Participant is entitled, under the terms of the Prudential Merged Retirement Plan, both to a benefit payable under the Prudential Traditional Retirement Plan and to a benefit payable under the Prudential Cash Balance Plan, Plan provisions applicable to Participants entitled to benefits payable under the Prudential Traditional Retirement Plan shall apply only with respect to Plan benefits calculated by reference to the Prudential Traditional Retirement Plan. Similarly, Plan provisions applicable to Participants entitled to benefits payable under the Prudential Cash Balance Plan shall apply only with respect to Plan benefits calculated by reference to the Prudential Cash Balance Plan.

4.02 Application of Qualified Plan Limitation to Dual Benefits. If a Participant is entitled to a benefit payable under more than one component of the Prudential Merged Retirement Plan as described above in Section 4.01, the limit on benefits imposed by Code section 415(b) (as reflected in the applicable provisions of the Retirement Plan) shall first be reduced by the value of any accrued retirement benefits the Participant is entitled to receive under the PSI Plan (the “Adjusted 415 Limit”) and then applied to calculate the Benefits payable to such Participant hereunder that are determined by reference to the Prudential Traditional Retirement Plan. Thereafter, the Adjusted 415 Limit, as further reduced to reflect the value of the Participant’s benefits under the Prudential Traditional Retirement Plan, shall be applied to calculate the Benefits payable to the Participant hereunder that are determined by reference to the Prudential Cash Balance Plan.

Article V

PAYMENT OF BENEFITS

5.01 Time and Form of Distributions. If a Participant has accrued any Benefits described in Articles II and III of the Plan and is 100% vested (not including amounts 100% vested solely on account of the application of Code section 420 except to the extent set out in Section 8.01(c)) under the Retirement Plan (or is vested in this Plan pursuant to Section 8.01(c)), subject to an effective election under Section 5.04, the Participant’s Benefits shall be distributed subject to Section 5.09, based on the Participant’s Employment Classification, on the payment date set forth below (the “Payment Date”):

(a) Traditional Agents. Unless otherwise elected pursuant to Section 5.04(a), if the Participant is an Agent with accrued Benefits under the Prudential Traditional Retirement Plan, that portion of the Participant’s Benefits under the Plan shall be paid in the Annuity Form set forth in Section 5.05 upon the Participant’s Mandatory Payment Date.

(b) Traditional Home Office Employees. Unless otherwise elected pursuant to Section 5.04(a), if the Participant is a Home Office Employee with accrued Benefits under the Prudential Traditional Retirement Plan, that portion of the Participant’s Benefits under the Plan shall be paid in the Annuity Form set forth in Section 5.05 upon the earlier of: (1) the Participant’s Mandatory Payment Date or (2) the Participant’s Separation from Service. In the event the Participant’s Separation from Service occurs first, the specific time of payment shall be determined based upon the date of the Participant’s Separation from Service and pursuant to the rules on alternative specified dates in Treas. Reg. § 1.409A-3(c), as follows:

(1) If such Separation from Service occurs prior to the Participant’s attainment of age fifty-five (55), payments shall commence upon the first day of the month on or following the later of: (i) the date the Participant attains age fifty-five (55) or (ii) the six (6) month anniversary of the date of such Separation from Service.

(2) If such Separation from Service occurs on or after the Participant’s attainment of age fifty-five (55), payments shall commence upon the first day of the month on or following the six (6) month anniversary of the date of such Separation from Service.

(c) Pure Cash Balance Agents. If the Participant is an Agent with accrued Benefits under the Prudential Cash Balance Plan and such Participant is not a Grandfathered Employee, that portion of the Participant’s Benefits under the Plan shall be paid in a lump sum upon the Participant’s Mandatory Payment Date.

(d) Pure Cash Balance Home Office Employees. If the Participant is a Home Office Employee with accrued Benefits under the Prudential Cash Balance Plan and such Participant is not a Grandfathered Employee, that portion of the Participant’s Benefits under the Plan shall be paid in a lump sum upon the earlier of: (1) the Participant’s Mandatory Payment Date or (2) the Participant’s Separation from Service; provided that in the event the Participant’s Separation from Service occurs first, such payment shall be made upon the first day of the month on or following the six (6) month anniversary of the Participant’s Separation from Service.

(e) Grandfathered Cash Balance Agents. Unless otherwise elected pursuant to Section 5.04(b), if the Participant is both a Grandfathered Employee and an Agent with accrued Benefits under the Prudential Cash Balance Plan, that portion of the Participant’s Benefits under the Plan shall be paid in a lump sum upon the Participant’s Mandatory Payment Date.

(f) Grandfathered Cash Balance Home Office Employees. If the Participant is a Grandfathered Employee and a Home Office Employee with accrued Benefits under the Prudential Cash Balance Plan, that portion of the Participant’s Benefits under the Plan shall be paid, as follows:

(1) Lump Sum. Unless otherwise elected pursuant to Section 5.04(b), payment shall be paid in a lump sum upon the earlier of: (i) the Participant’s Mandatory Payment Date or (ii) the Participant’s Separation from Service; provided that in the event the Participant’s Separation from Service occurs first, such payment shall be made upon the first day of the month on or following the six (6) month anniversary of the Participant’s Separation from Service.

(2) Annuity Form. In the event the Participant has an effective election to receive Benefits in the Annuity Form pursuant to Section 5.04(b), payments shall commence upon the earlier of: (i) the Participant’s Mandatory Payment Date or (ii) the Participant’s Separation from Service. In the event the Participant’s Separation from Service occurs first, the specific time of payment shall be determined based upon the date of the Participant’s Separation from Service and pursuant to the rules on alternative specified dates in Treas. Reg. § 1.409A-3(c), as follows:

(A) If such Separation from Service occurs prior to the Participant’s attainment of age fifty-five (55), payments shall commence upon the first day of the month on or following the later of: (i) the date the Participant attains age fifty-five (55) or (ii) the six (6) month anniversary of the date of such Separation from Service.

(B) If such Separation from Service occurs on or after the Participant’s attainment of age fifty-five (55), payments shall commence upon the first day of the month on or following the six (6) month anniversary of the date of such Separation from Service.

5.02 Accumulation and Payment of Annuity Payments. Subject to Section 5.09, in the event a Participant’s Benefits under the Plan shall be paid in the Annuity Form and the Payment Date determined in accordance with Section 5.01 is based on the date of the Participant’s Separation from Service, the monthly payments to which the Participant would otherwise have been entitled during the first six months after the date of his or her Separation from Service, but for the application of the six-month delay rule as set forth in Treas. Reg. § 1.409A-1(i)(5), shall be accumulated and paid on the applicable Payment Date.

5.03 No Change in Status. The Payment Date for Benefits under the Plan shall be determined under Section 5.01 based on each Participant’s Employment Classification. Notwithstanding anything herein to the contrary, in no event shall the time or form of payment under the Plan change as a result of a change to a Participant’s classification as an Agent or Home Office Employee after the Status Date.

5.04 Special Transition Elections. Notwithstanding anything herein to the contrary, certain eligible Participants were provided the opportunity to make Transition Elections to receive the Benefits payable to them under the Plan in the form set forth below:

(a) Traditional Special Election. A Participant who was accruing benefits under the Prudential Traditional Retirement Plan as of January 1, 2008 may have made an election during 2008 to receive the portion of his Benefits attributable to the Prudential Traditional Retirement Plan in either: (1) the Annuity Form provided in Section 5.05 or (2) a lump sum. In the event such Participant did not make an election as permitted herein, the Benefits described in this Section 5.04(a) shall be paid in the Annuity Form.

(b) Grandfathered Cash Balance Election. A Participant who was a Grandfathered Employee and accruing benefits under the Prudential Cash Balance Plan as of January 1, 2008 may have made an election during 2008 to receive the portion of his Benefits attributable to the Prudential Cash Balance Plan in either: (1) the Annuity Form provided in Section 5.05 or (2) a lump sum. In the event such Participant did not make an election as permitted herein, the Benefits described in this Section 5.04(b) shall be paid in a lump sum.

5.05 Annuity Form of Payment. The annuity forms of payment (the “Annuity Form”) under the Plan are treated as Actuarial Equivalent life annuities pursuant to Treas. Reg. § 1.409A-2(b)(2)(ii). In the event a Participant has elected or is scheduled to receive benefits under the Plan in the Annuity Form, the particular annuity form of payment shall be based on a Participant’s marital status at the Determination Date and shall be determined as follows:

(a) Single Traditional. An unmarried Participant with Benefits attributable to the Prudential Traditional Retirement Plan shall be paid in the form of a single life annuity with fifteen (15) year period certain; provided, however, if the Participant is not a Retired Participant (as defined under the Retirement Plan), the Participant may elect to receive an Actuarial Equivalent single life annuity. If a Participant is to be paid in the form of a single life annuity with fifteen (15) year period certain under this Section 5.05(a), the Participant’s fifteen (15) year period certain shall begin on the Determination Date (i.e., any six-month delay period shall be counted as part of such fifteen (15) year period certain).

(b) Single Cash Balance. An unmarried Grandfathered Employee with Benefits attributable to the Prudential Cash Balance Plan shall be paid in the form of a single life annuity.

(c) Married. A married Participant’s Annuity Form will be paid as a 50% joint and survivor annuity.

(d) Change in Marital Status After the Status Date. Notwithstanding anything else in this Article V to the contrary, if after the Status Date a Participant has a change in marital status such that the form of annuity applicable to such Participant at the Determination Date under this Section 5.05 is not the Original Payment Form for such Participant, the annuity payable in the applicable form to the Participant shall be adjusted to be the Actuarial Equivalent of the Original Payment Form for such Participant.

5.06 Pension Make-Up Payments.

(a) General Rules. In the event a Participant continues to provide services to the Company and continues to participate in the Plan after the Mandatory Payment Date, for each calendar year ending after the Mandatory Payment Date, the amount of any additional accrual of Benefits (excluding the value of any Benefits previously paid, or accounted for, to date and adjusted for interest in accordance with the Prudential Cash Balance Plan) arising in respect of the Participant’s services in such year and any increase in the eligible compensation arising from the compensation payable for such year shall be determined by the Company as of the January 1 of the following year and such incremental Benefits shall be paid or commence to be paid to the Participant within ninety (90) days of that date in the same form of payment established for that portion of Benefits under the Plan attributable to services prior to the Mandatory Payment Date; provided, however, if the form of payment established for such other Benefits is the form described in Section 5.05(a) with a fifteen (15) year period certain (the “Original Period Certain”), the amount of any additional accrual of Benefits under this Section 5.06 shall be paid in the form of a single life annuity with a period certain, if any, that shall end on the same date as the Original Period Certain. For the avoidance of doubt, in no event shall the amount of any Benefits under the Plan, determined as of any prior date, be reduced as a result of any subsequent determination under this Section 5.06(a).

(b) Death of Participant. In the event a Participant entitled to receive a benefit under Section 5.06(a) above dies prior to the commencement of the additional Benefits that have accrued for him or her under such Section, such Benefits shall be paid to the Beneficiary of such Participant as follows: (i) in a lump sum payment, if this form of payment applied to the Participant on the Mandatory Payment Date or (ii) in the survivor form of annuity payment associated with the Annuity Form that applied to the Participant on the Mandatory Payment Date assuming, in the case of the Annuity Form, that the benefit had commenced to be paid to the Participant immediately prior to his or her death, and the Participant dies immediately thereafter. The Benefits payable under this Section 5.06(b) shall be paid or commence to be paid to the Beneficiary within ninety (90) days after the Participant’s death.

5.07 Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Section 409A, such benefits shall be distributed immediately to the Participant.

5.08 Permitted Delays. Notwithstanding the foregoing, to the extent permitted under Section 409A and the regulations promulgated thereunder, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a) The Company’s deduction with respect to such payment would not be permitted due to the application of Code section 162(m)(other than the provisions of Section 162(m)(5), if applicable); or

(b) The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 5.08 shall be paid in accordance with Section 409A on the earliest date in which the Company reasonably anticipates that: (1) the deduction of such payment will not be barred by the application of Code section 162(m) (other than the provisions of Section 162(m)(5), if applicable); and (2) the making of the payment will not cause a violation of Federal securities laws or other applicable law.

5.09 FICA Tax Acceleration. The amount of any tax imposed pursuant to the Federal Insurance Contributions Act (“FICA”) on the Benefits under the Plan and the income tax withholding related to such FICA amounts may be accelerated and paid in a lump sum in accordance with Section 9.07.

Article VI

DEATH BENEFITS

6.01 Applicable Death Benefit.

(a) Pre-Retirement Death Benefit. If the Participant dies before the Determination Date, the Beneficiary will be entitled to the pre-retirement death benefit provided in Section 6.02, 6.03 or 6.04, as applicable (the “Pre-Retirement Death Benefit”).

(b) Special Rules for Participant Death after Determination Date. If a Participant dies on or after the Determination Date, in addition to any other Benefits payable in respect of the Participant’s death, the Participant’s Beneficiary shall be entitled to receive the following payments, as applicable, to be paid within the time periods prescribed below:

(1)	Accumulated Payments. If the Participant’s death occurs after the payment of Benefits to such Participant has commenced to be delayed pursuant to Section 5.02, the Beneficiary shall be entitled to receive a lump sum payment within ninety (90) days after the Participant’s death equal to the value of the payment (or payments) that accumulated for such Participant during the period beginning on the date of the Participant’s Separation from Service and ending on the date of the Participant’s death, reduced, as applicable to give effect to any payment acceleration effected pursuant to Section 5.09;

(2)	Pension Make-Up Payments. If the Participant’s death occurs after his or her Mandatory Payment Date and, prior to the date of death, the Participant accrued additional Benefits under Section 5.06(a) of the Plan, such Benefits shall be calculated and paid to the Beneficiary in accordance with Section 5.06(b).

(3)	No Duplication of Benefit Payments. Notwithstanding any contrary provision contained herein, if, prior to the date of the Participant’s death, the Company elected under Section 9.07 to accelerate a portion of the Benefits payable to the Participant in order to satisfy the FICA tax liability attributable to such Benefits, no portion of such accelerated payments shall be payable to the Beneficiary.

6.02 Amount of the Pre-Retirement Death Benefit for Married Participants Entitled to Benefits under the Prudential Traditional Plan. With respect to each married Participant entitled to Benefits under the Prudential Traditional Retirement Plan as of the date of death, the Beneficiary of such Participant who is entitled to receive the Pre-Retirement Death Benefit set forth in Section 6.01(a) shall receive:

(a) If the Beneficiary is to be paid an Annuity Form, the amount equal to fifty percent (50%) of the monthly Benefits that would have been payable to the Participant under the Plan if such Participant would have otherwise commenced receiving benefits on the date of the Participant’s death; and

(b) If the Beneficiary is to be paid a lump sum, the amount that is Actuarially Equivalent to a single life annuity equal to fifty percent (50%) of the monthly Benefits that would have been payable to the Participant under the Plan if such Participant would have otherwise commenced receiving benefits on the date of the Participant’s death.

6.03 Amount of the Pre-Retirement Death Benefit for Unmarried Participants Entitled to Benefits under the Prudential Traditional Plan. With respect to each unmarried Participant entitled to Benefits under the Prudential Traditional Retirement Plan as of the date of death, the Beneficiary of such Participant who is entitled to receive the Pre-Retirement Death Benefit set forth in Section 6.01(a) shall receive:

(a) If the Beneficiary is to be paid in installments, the amount that would have been payable to the Beneficiary under the Plan for a fifteen (15) year period certain if the Participant had commenced receiving Benefits under a single life annuity with fifteen (15) year period certain on the date of the Participant’s death; and

(b) If the Beneficiary is to be paid a lump sum, the amount that is Actuarially Equivalent to a single life annuity equal to the amount that would have been payable to the Beneficiary under the Plan for a fifteen (15) year period certain if the Participant had commenced receiving Benefits under a single life annuity with fifteen (15) year period certain on the date of the Participant’s death.

6.04 Amount of the Pre-Retirement Death Benefit for Participants Entitled to Benefits under the Prudential Cash Balance Plan. With respect to each Participant (including a Grandfathered Employee) entitled to Benefits under the Prudential Cash Balance Plan, the Beneficiary of such Participant who is entitled to receive the Pre-Retirement Death Benefit set forth in Section 6.01(a) shall receive:

(a) If the Beneficiary is to be paid an Annuity Form, the amount that is equal to the Participant’s accrued Supplemental Benefits set out in Article II determined as if the Participant was to be paid a lump sum and converted to a single life annuity based on the Beneficiary’s life, and Special Early Retirement Benefits set out in Article III, if any, in each case, as determined as of the Participant’s date of death; and

(b) If the Beneficiary is to be paid a lump sum, the amount that is equal to the Participant’s accrued Supplemental Benefits set out in Article II determined as if the Participant was to be paid a lump sum as of his date of death.

6.05 Payment of Pre-Retirement Death Benefit. If a Participant has accrued any Pre-Retirement Death Benefit described in Sections 6.02 through 6.04 above, subject to an effective election under Section 6.06, the amount of the Participant’s Pre-Retirement Death Benefit shall be paid to the Beneficiary, subject to Section 6.07, beginning within ninety (90) days after the Participant’s date of death in the form set forth below:

(a) Traditional Death Benefits. Unless otherwise elected pursuant to Section 6.06, if the Participant is accruing Benefits under the Prudential Traditional Retirement Plan, the form of payment of that portion of the Participant’s Pre-Retirement Death Benefit under the Plan shall be paid to the Beneficiary based on the Participant’s marital status on the Status Date.

(1) Married Participants. If the Participant is married on the Status Date, his payment shall be made in the form of a single life annuity.

(2) Unmarried Participants. If the Participant is unmarried on the Status Date, his payment shall be made in equal monthly installments for a period of fifteen (15) years.

(b) Cash Balance Death Benefits. Unless otherwise elected pursuant to Section 6.06, if the Participant (including a Grandfathered Employee) is accruing Benefits under the Prudential Cash Balance Plan, that portion of the Participant’s Pre-Retirement Death Benefit under the Plan shall be paid in a lump sum.

6.06 Special and Subsequent Elections For Pre-Retirement Payments Upon Death.

(a) Special Transition Elections. Notwithstanding anything herein to the contrary, certain eligible Participants may have made Transition Elections to receive the Pre-Retirement Death Benefit payable under the Plan in the form set forth below:

(1) Traditional Death Benefits. A Participant who was accruing Benefits under the Prudential Traditional Retirement Plan as of January 1, 2008 may have elected during 2008 for the Beneficiary to receive that portion of his Pre-Retirement Death Benefit under the Plan in a lump sum.

(2) Grandfathered Cash Balance Death Benefits. A Participant who was a Grandfathered Employee and accruing Benefits under the Prudential Cash Balance Plan as of January 1, 2008 may have elected during 2008 for the Beneficiary to receive that portion of his Pre-Retirement Death Benefit under the Plan in a single life annuity.

(b) Automatic Subsequent Deferral Elections for Traditional Death Benefits. If the Participant is accruing Benefits under the Prudential Traditional Retirement Plan and experiences a change in marital status after the Status Date, the form of payment to the Beneficiary of that portion of the Participant’s Pre-Retirement Death Benefit under the Plan shall be automatically changed to the form that would have been provided under Section 6.05(a) based on the Participant’s new marital status; provided, however, any such change in form may not take effect until the date that is twelve (12) months after the date of such change in marital status. Notwithstanding the above, this Section 6.06(b) shall be void and shall not cause an automatic change in the form of payment following any Participant election under Section 6.06(a) or 6.06(c).

(c) Participant Subsequent Deferral Elections. A Participant accruing Benefits under the Prudential Traditional Retirement Plan or the Prudential Cash Balance Plan as a Grandfathered Employee may make a subsequent election to change the form of payment the Beneficiary shall receive upon death; provided, however, any such subsequent election may not take effect until the date that is twelve (12) months after the date on which such subsequent election is made and must be made in accordance with the procedures and distribution rules established by the Committee, which shall comply with any applicable provisions of Section 409A.

6.07 FICA Tax Acceleration. The amount of any tax imposed pursuant to FICA on the Benefits under the Plan and the income tax withholding related to such FICA amounts may be accelerated and paid in a lump sum in accordance with Section 9.07.

6.08 Additional Lump Sum Death Benefit. If a Participant: (a) who is in service with an Employer prior to 1970; (b) who is eligible to receive Special Early Retirement Benefits; and (c) dies on or after the first day of the month on or following such Participant’s attainment of age sixty-five (65) and (1) while in Employer service or (2) after having retired directly from Employer service, a lump sum death benefit shall be payable as of the date of such Participant’s death (in addition to any other death benefits payable under the Plan). The lump sum death benefit payable under this paragraph shall be equal to the amount of one year’s payments of the portion of such Special Early Retirement Benefits accrued prior to 1970 payable in the form of a single life annuity (without regards to the manner in which Special Early Retirement Benefits are actually paid to a Participant). The lump sum death benefit shall be payable within ninety (90) days after the date of such Participant’s death to the Beneficiary designated by the Participant or as provided in Section 1.6 of the Plan.

Article VII

ADMINISTRATION OF THE PLAN

7.01 Administration of the Plan.

(a) The Plan shall be administered by the Committee. The Committee shall maintain such procedures and records as will enable the Committee to determine the Participants and their beneficiaries who are entitled to receive benefits under the Plan and the amounts thereof.

(b) The Senior Vice President may, in his or her sole discretion, exercise the authority of the Committee and act as the Committee in administering the Plan.

7.02 General Powers of Administration. The Committee shall have the exclusive right, power and authority to interpret, in its sole discretion, any and all of the provisions of the Plan; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan. Any decision or action of the Committee shall be conclusive and binding.

7.03 Claims Procedure.

(a) Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Committee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b) Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c) Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:

(1) the specific reason or reasons for the denial;

(2) specific reference to pertinent Plan provisions on which the denial is based;

(3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4) an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d) Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e) Decision Upon Review. The Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(1) the specific reason or reasons for the adverse determination;

(2) specific reference to pertinent Plan provisions on which the adverse determination is based;

(3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(4) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f) Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g) Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

7.04 Indemnification. To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

Article VIII

AMENDMENT AND TERMINATION

8.01 Change or Termination of the Plan.

(a) The Company reserves the right to amend or terminate the Plan when, in the sole discretion of the Company, such amendment or termination is advisable, pursuant to a written resolution of the Compensation Committee of the Board of Directors. Notwithstanding the foregoing, no amendment or termination of the Plan shall have the effect of reducing a Participant’s accrued Benefits under the Plan or vesting status under the Plan as in effect immediately prior to the adoption of such amendment or termination of the Plan (or, if later, the effective date of such amendment or termination of the plan); provided, however, that the Company reserves the right to amend or change any forms of benefit payment provided under the Plan in any respect and at any time.

No amendment will be considered as having the effect of reducing a Participant’s accrued Benefits under the Plan if the change, when taken together with other changes in a Participant’s compensation or the Prudential Merged Retirement Plan made concurrently with the amendment, does not result in total payments by the Company, its Affiliates, and the Prudential Merged Retirement Plan being reduced or of lesser value.

(b) The Senior Vice President may adopt minor amendments to the Plan without approval by the Compensation Committee of the Board of Directors that (1) are necessary or advisable for purposes of compliance with applicable laws and regulations, (2) relate to administrative practices, or (3) have an insubstantial financial effect on Plan benefits and expenses.

(c) Each Participant in service on or after January 1, 1994 (or Beneficiary of such Participant) shall be fully vested in benefits accrued prior to January 1, 1994 under the Plan. In addition, each Participant whose benefits under the Prudential Merged Retirement Plan are vested in connection with the 2007 Qualified Future Transfer pursuant to Section 2602(c) of the Prudential Traditional Retirement Plan shall be vested in benefits accrued under this Plan.

(d) Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and beneficiaries in the manner and at the time described in Article V, unless the Company determines in its sole discretion that all such amounts shall be distributed earlier in connection with the Plan’s termination in accordance with the requirements under Section 409A. Upon termination of the Plan, no further benefit accruals shall occur.

Article IX

GENERAL PROVISIONS

9.01 Participant’s Rights Unsecured and Unfunded. The Plan at all times shall be entirely unfunded. No assets of the Company or any other Participating Affiliated Company shall be segregated or earmarked to represent the liability for accrued benefits under the Plan. The right of a Participant (or his or her Beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Company. All payments under the Plan shall be made from the general assets of the Company.

9.02 Transfer of Obligations. Effective December 10, 1996, by written action of the Chief Financial Officer of the Company as memorialized in an officer’s certificate, the Company may transfer and thereby be released from its primary liability for all or part of its payment obligations under the Plan, provided that the transferee is an affiliate of the Company, the Company and the transferee enter into a written agreement with respect to the transfer and assumption of liabilities, and the rights of the employees to receive their benefits under the Plan are not impaired as a result of the transfer and assumption of liabilities under and in accordance with the transfer and assumption agreement.

9.03 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Employer or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

9.04 No Enlargement of Employee Rights. Participation in the Plan shall not be construed to give any Participant the right to be retained in the service of any Employer.

9.05 Non-Alienation Provision. No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

9.06 Applicable Law. The Plan shall be construed and administered under the laws of the State of New Jersey, except to the extent that such laws are preempted by ERISA.

9.07 Taxes. To the extent required by law, amounts accrued under the Plan shall be subject to Federal social security and unemployment taxes during the year the services giving rise to such amounts were performed (or, if later, when the amounts are both determinable and not subject to a substantial risk of forfeiture). Notwithstanding anything herein to the contrary, the Company or the Employer, as applicable, shall withhold from any payments made pursuant to the Plan or any other compensation that may be payable to or in respect of the Participant, such amounts as may be required by Federal, state or local law, or may alternatively require that the Participant pay any FICA taxes owed in respect of the Benefits through personal check or payroll deduction. In addition, the Company may determine to accelerate and pay a portion of the Benefits accrued hereunder as and when any FICA tax is due in respect of such Benefits, including on the date that such benefits are treated as reasonably ascertainable within the meaning of, and in accordance with such procedures as shall be permitted under, IRS regulations under Code section 3121(v)(2). Such accelerated distribution shall equal the amount of such FICA tax and the income tax withholding required in respect of the amount distributable to satisfy such FICA tax liability (collectively, the “FICA Liability Distribution”). To the extent that any FICA Liability Distribution is made, it shall not affect the determination of the amount of benefits otherwise payable under the Plan; provided, however, that to the extent that any FICA Liability Distribution is made, the amount of the Benefits distributable shall be adjusted in the manner set forth in the following sentence, in order to reflect the dollar amount of the FICA Liability Distribution that has been accelerated and paid from such Benefits in the manner permitted by Section 1.409A-3(j)(4)(vi) of the Treasury Regulations. If the Benefits are payable hereunder in the Annuity Form, an amount equal to the FICA Liability Distribution will be debited from the amount payable to the Participant (or, if applicable, the Participant’s Beneficiary) beginning on the Participant’s Payment Date (or at any earlier time of payment due to the Participant’s death) and, to the extent the FICA Liability Distribution exceeds the amount then due to the Participant, ending on the date that the aggregate amount of payments that would have been paid to the Participant (or, if applicable, the Participant’s Beneficiary) hereunder, without regard to the FICA Liability Distribution, equal or exceed the amount of such FICA Liability Distribution. If the Benefits are payable hereunder in a lump sum payment, the amount payable to the Participant (or, if applicable, the Participant’s Beneficiary) on the Participant’s Payment Date (or at any earlier time of payment due to the Participant’s death) shall be made net of the amount of the FICA Liability Distribution. The Company or the Employer, as applicable, shall report Plan payments and other Plan related information to the appropriate governmental agencies as required under applicable laws.

9.08 Excess Payments. If the compensation, years of service, age, or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Company to a Participant or Beneficiary shall be the Plan benefit which would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Company.

9.09 No Impact on Other Benefits. Amounts accrued or paid under the Plan shall not be included in a Participant’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Employer or Participating Subsidiary, unless such plan, program or arrangement expressly provides that amounts accrued or paid under the Plan shall be included.

9.10 Data. Each Participant or Beneficiary shall furnish the Committee with all proofs of dates of birth and death and proofs of continued existence necessary for the administration of the Plan, and the Company shall not be liable for the fulfillment of any Plan benefits in any way dependent upon such information unless and until the same shall have been received by the Committee, or its designee, in a form satisfactory to it.

9.11 Incapacity of Recipient.

(a) Subject to the provisions of Section 9.11(b) below, if a Participant or other Beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such Participant or Beneficiary shall be paid to his or her appointed guardian or conservator and such payment shall be a complete discharge of any liability of the Company under the Plan.

(b) Notwithstanding the provisions of Section 9.11(a) above, if a Participant or other Beneficiary entitled to a distribution under the Plan is, in the opinion of the Committee, at any time physically or mentally incapable of personally receiving and giving a valid receipt for any payment under the Plan, the Committee may, unless and until a claim shall have been made by a duly qualified guardian or conservator of such person, direct payment thereof to any person or institution then, in the opinion of the Committee, contributing toward or providing for the care or maintenance of such person and such payment shall completely discharge all liability of the Committee with respect to the amount so paid.

9.12 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

9.13 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

IN WITNESS WHEREOF, The Prudential Insurance Company of America, by action of the undersigned duly authorized officer, has caused this restatement of the Prudential Supplemental Retirement Plan to be executed on December 30, 2008, effective January 1, 2009, except as otherwise provided herein.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Haroon Saeed
Haroon Saeed
Vice President, Compensation